UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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NYMEX Holdings, Inc.

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This filing relates to the announced acquisition of NYMEX Holdings, Inc. (“NYMEX Holdings”) by CME Group Inc. (“CME Group”) pursuant to the terms of the Agreement and Plan of Merger, dated as of March 17, 2008, by and among NYMEX Holdings, CME Group, New York Mercantile Exchange, Inc. and CMEG NY Inc.

The following is a copy of questions and answers provided to certain employees on March 17, 2008 in respect of the acquisition:

Employee FAQ

The Acquisition

1.	Why is CME Group acquiring NYMEX?

We believe that CME Group is the best partner to grow our business. This strategic transaction joins the world’s leading financial and agricultural exchange with the world’s leading energy and metals exchange, providing customers with the full spectrum of commodity products on one platform. Through our combination, we will create a diversified company well-positioned to compete globally with other cash, over-the-counter (OTC) and regulated financial markets and participate in the fast growing global energy market. As you know, CME Group and NYMEX have enjoyed a long-standing relationship and have been partners since NYMEX products were first listed on CME Globex in 2006. Today, approximately one million NYMEX contracts are traded on CME Globex every day. This transaction will take us to the next level in the evolution of our high growth businesses and build on the benefits created by our existing technology agreement:

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New competitors are emerging in exchange, OTC and other unregulated markets. With this transaction, we will be better positioned to compete more effectively on a global basis as our industry continues to transform.

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Shareholders will benefit as the combined company will be able to further leverage CME Group’s distribution network with NYMEX’s exchange-traded and over-the-counter (OTC) products, positioning the company for future growth.

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Customers will benefit from the extension of our 2006 technology agreement with CME, ensuring that customers will be able to continue to have electronic access to NYMEX products on the CME Globex platform in perpetuity.

2.	Why CME Group?

The CME Group brand is very strong, with a reputation for providing customers around the world with the tools they need to make the toughest investment decisions with confidence. Financial futures were invented by CME Group, and they pioneered electronic trading. Like NYMEX, CME Group has a long history of innovation. For more information about CME Group, we encourage you to visit www.cme.com.

3.	When will the acquisition be finalized?

We expect the transaction will close by the end of 2008, pending approvals by regulators and shareholders of both companies, and acceptance of the NYMEX membership repurchase offer by 75% of NYMEX members, as well as satisfaction of customary closing conditions. We will provide updates throughout the process.

4.	What will the combined company be called?

NYMEX will become part of the CME Group. We are in the process of reviewing branding options to develop a strategy that makes the most sense for both companies’ markets and customers.

5.	Who will lead the combined company?

Terry Duffy will serve as the Executive Chairman and Craig Donohue will serve as the Chief Executive Officer. The CME Group Management Team will remain in place. In terms of the Board of Directors, the combined company’s Board will be comprised of 33 directors – 30 existing directors of CME Group and 3 from NYMEX.

6.	What is our existing agreement with CME?

Under the existing agreement, CME Group is the exclusive electronic trading service provider to NYMEX. This is a 10-year agreement with a five-year early exit clause, which is not available until June 2011.

7.	Where will the combined company be located?

CME Group will continue to be headquartered in Chicago with a significant presence in New York. We also intend to maintain a trading floor in New York.

8.	How will this acquisition improve our ability to compete internationally?

CME Group is a strong partner for NYMEX. This is a global business, and CME Group and NYMEX are both leaders in the global marketplace. The combination of CME Group and NYMEX is needed to ensure that the U.S. will continue to be competitive and stay at the forefront of global financial markets. The combination of CME’s and NYMEX’s complementary product offerings will benefit customers and create a stronger alternative to OTC markets (which are several times larger than the futures industry) and foreign exchanges. Reflecting the rapidly changing and increasingly competitive marketplace, in the last few months alone we’ve seen announcements of a consortium of banks in the U.S. (and Europe) banding together to create an exchange to compete against us. Having a presence in both New York and Chicago, as well as in international financial centers, will give us a strong position to compete in the energy space against the global cash and over-the-counter marketplaces, as well as other regulated exchanges.

Employee Specific

9.	How does this deal impact employees?

Through CME Group’s acquisition of NYMEX, we believe we will create a better, stronger and more competitive company. However, as with any acquisition, there will be job losses associated with this deal. There also will be opportunities for career development, as we will have new markets to participate in, new customers to serve and a presence in both Chicago and New York. We have not yet completed the analysis of which individual jobs will be maintained, eliminated or transitioned. We are committed to keeping you up to date throughout the process.

We will need to staff the combined company to maintain a New York trading floor and clearing presence, as well as grow the NYMEX business lines and customer relationships that CME Group does not have today. We should expect that we may not have any further information on the staffing process for some time. Legal constraints may prevent us from beginning the staffing process for several months, as well as announcing some or all staffing decisions prior to close of the deal.

10.	How will this staffing process work?

At this point, we need to wait for regulatory approval to begin our staffing process, and we will design that process over the coming weeks/months so that we are ready to begin as soon as we have the legal approval to do so. At this time, we know that the staffing process will be used to ensure that the combined company has the positions and talent it needs to grow the business.

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Once the staffing needs analysis is complete and we are permitted to announce staffing decisions, employees whose jobs are targeted for elimination or transitioned, and who possess the qualifications that match open or new positions in CME Group, will be informed how they can apply.

•	Any position eliminations resulting from the transaction will take place at or after the close of the deal, not before.

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Typically, some jobs will be required for a transitional period, and people in those positions will be offered retention packages to remain for a specified period of time or until a designated integration or business milestone is reached.

We are committed to communicating the staffing process as quickly as deal progress and legal constraints allow in order to provide as much information as quickly as possible for our employees.

11.	Will employees from New York move to Chicago? Will any employees in Chicago be relocated to New York?

The staffing process has not yet begun and is not expected to begin before regulatory approval is received. However, if jobs are required to be relocated, we will have a relocation program in place to assist with relocations. We will provide you with updates throughout the process.

12.	Will employee compensation and benefits change?

We do not have any information on compensation and benefits programs at this time. We do expect that NYMEX and CME Group programs will be harmonized, and we expect to have more information after the close of the deal.

13.	What happens to the NYMEX trading floors?

We are committed to offering our customers a choice of where they execute their business – on the trading floor or through electronic trading. As a combined company, we will maintain an ongoing trading floor presence in New York to support NYMEX markets. The current plan includes consolidating the NYMEX trading floors from 2 to 1.

14.	Will the NYMEX efficiency plan continue before the close of the transaction? Will there still be layoffs as announced last year?

The commitments we made to our shareholders in November 2007 must still be delivered, acquisition or no acquisition. Staffing reductions associated with the efficiency plan are not related to our combination with CME Group. We do expect that a small number of additional layoffs, related to our efficiency plan, will be an unfortunate but necessary part of our business plan for 2008 before the close of our combination with CME.

15.	What am I allowed to say about this acquisition (if I am asked about it by friends, family, customers, vendors, suppliers, the media, etc.)?

Your response to any detailed questions should be, “I cannot discuss the details of the transaction because of legal restrictions.” As an employee of NYMEX, you only are allowed to talk about information that has been made public, such as information in a press release. If you have questions about what information can be disclosed, please contact the Legal Department. You should not speculate on what will happen or give opinions on rumors about the transaction.

In addition, it is important that we speak with one voice on this topic. If you receive calls from the media, please forward those calls to Anu Ahluwalia at 299-2439. Direct calls from investors and analysts to Keil Decker at 299-2209.

16.	Am I allowed to discuss the transaction with my colleagues at CME?

We must continue to operate as two separate entities until the transaction is complete, and we should not be sharing information about our respective businesses with employees at CME. Do not discuss the acquisition with any employee or representative of CME without the prior approval of the Legal Department.

Some of you have contact with employees of CME due to your job responsibilities. You should continue to conduct business as you normally would and focus on the business at hand.

In addition, it is important that we speak with one voice on this topic. If you receive calls from the media, please forward those calls to Anu Ahluwalia at 299-2439. Direct calls from investors and analysts to Keil Decker at 299-2209.

17.	Does this change what I do on a day-to-day basis?

We all have a responsibility to continue running NYMEX’s day-to-day operations effectively; that does not change as a result of this acquisition. Transactions like this take many months to conclude and it’s critical that we keep running our business during this period. We must execute on our key commitments to customers and partners. That means providing the same high level of customer service for which we are well-known around the world and performing our individual roles in the most efficient manner possible.

18.	When will I learn more? How can I get more information?

As more information becomes available, we will continue to update you. Do not hesitate to contact your manager or HR representative with any questions.

19.	When will we be able to start meeting with our CME counterparts?

Integration teams will be working together in the coming weeks. If you are on an integration team, you will be notified of the scope of your assignments. If you are not on an integration team, we will be depending on you to keep focused on meeting our business goals for 2008. Both roles are extremely important to the success of NYMEX and this transaction.

Important Merger Information

In connection with the proposed transaction, NYMEX and CME Group intend to file relevant materials with the Securities and Exchange Commission (“SEC”), including a joint proxy statement/prospectus. Such documents, however, are not currently available. Investors are urged to read the joint proxy statement/prospectus regarding the proposed transaction when it becomes available, because it will contain important information. Investors will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about CME Group and NYMEX Holdings without charge, at the SEC’s website (http://www.sec.gov) once such documents are filed with the SEC. Copies of the joint proxy statement/prospectus can also be obtained, without charge, once they are filed with the SEC, by directing a request to NYMEX Holdings, Inc., Attention: Investor Relations, at One North End Avenue, World Financial Center, New York, New York 10282, (212) 299-2000.

NYMEX Holdings and its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about NYMEX Holdings’ directors and executive officers is available in NYMEX’s proxy statement, dated April 9, 2007, for its 2007 annual meeting of stockholders. Additional information about the interests of potential participants will be included in the prospectus/proxy statement when it becomes available. This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.